HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS THIRD QUARTER RESULTS

TOWN & COUNTRY, MISSOURI, October 23, 2000. . . . . Huntco Inc. (NYSE:"HCO"),
an intermediate steel processor, today announced results of operations for its third quarter ended September 30, 2000. Net sales for the third quarter of 2000 were $66.3 million, a decrease of 21.2% in comparison to net sales of $84.2 million for the three months ended September 30, 1999. The Company reported a net loss for common shareholders for the 2000 third quarter of $4.0 million ($.45 per share both basic and diluted), which compares to a net loss for common shareholders for the 1999 third quarter of $1.0 million ($.11 per share both basic and diluted).

Net sales for the nine months ended September 30, 2000 were $231.6 million, a decrease of 12.8% in comparison to net sales of $265.4 million for the nine months ended September 30, 1999. The Company reported a net loss for common shareholders for the nine months ended September 30, 2000 of $4.7 million ($.52 per share both basic and diluted), which compares to a net loss of $10.0 million for the nine months ended September 30, 1999 ($1.11 per share both basic and diluted), which included a net of tax extraordinary charge of $2.6 million ($.30 per share both basic and diluted) incurred in connection with the early retirement of the Company's long term debt agreements in April 1999.

The Company also announced that it has retained Chase Securities, Inc. to act as its financial advisor in responding to inquiries concerning a potential sale or partnership relating to its cold rolling operations, as well as to identify and pursue other appropriate opportunities in this regard. Overshadowed by the extremely negative market environment that currently exists is the substantial progress the Company has made in positioning its cold rolling operations as a quality producer of light-gauge, wide material.

The decrease in net sales for the three and nine months ended September 30, 2000, versus the comparable periods of 1999, was primarily attributable to the 1999 fourth quarter sale of the Company's former South Carolina facility, combined with lower shipping volumes at the Company's remaining operations, especially during the second and third quarters of 2000. The former South Carolina facility contributed $8.0 million and $22.9 million in net sales in the three and nine months ended September 30, 1999.

The Company processed and shipped 235,533 and 747,731 tons of steel in the three and nine months ended September 30, 2000, reflecting decreases of 6.3% and 9.1% in relation to continuing operations for the comparable periods of the prior year (i.e., exclusive of 1999 sales from the South Carolina facility). Approximately 31.7% and 26.3% of the tons processed in the three and nine months ended September 30, 2000 represented customer-owned material processed on a per ton, fee basis, versus tolling percentages of 24.8% and 24.0% in the comparable periods of the prior year. For the three and nine months ended September 30, 2000, the Company sold 42,801 and 170,934 tons of cold rolled products, which compares to 66,504 and 195,328 tons for the comparable periods of 1999.

Gross profit expressed as a percentage of net sales was .9% and 5.9% for the three and nine months ended September 30, 2000, which compares to 6.7% and 4.3% for the comparable periods of 1999, respectively. The higher year-over-year gross profit margin reflects the negative impact of steel selling price declines in 1999, especially in cold rolled steel products. The lower gross profit margin realized in the quarter ended September 30, 2000, versus that realized year-to-date, is due to falling prices and weaker demand across all product lines, which weakness began in the second quarter of 2000 and has continued into the fourth quarter. Hot band prices have declined by over 30% since early summer. The combination of interest rate hikes, higher energy costs, the seasonal effect of summer manufacturing slowdowns, and higher import levels encouraged by the decision of the International Trade Commission not to follow the Commerce Department's preliminary finding to impose duties on the import of cold rolled steel coils from twelve different countries, has influenced the producing mills to lower their hot band prices to attract demand. However, the lower hot band prices appear to have had little impact in encouraging steel purchases. Rather, the prospect of lower prices in the market and the apparent sufficient quantity of steel inventory in the distribution channels have prompted distributors, processors (such as the Company), and the Company's customers to reduce inventory positions in the face of such rapidly falling prices. These operating margin pressures continued through the 2000 third quarter and into the fourth quarter.

Notwithstanding the negative impact on the Company's operating results from the dramatic decrease in steel prices which occurred in the 2000 third quarter and the related slowdown in business activity levels, the Company was able to reduce the level of its long-term debt obligations by $6.5 million during the third quarter and to reduce the level of its trade obligations by $9.1 million from balances at June 30, 2000. This was primarily accomplished through improved working capital management. Net cash provided by operations during the third quarter totaled $7.1 million. The Company expects to realize further reductions in its investment in inventories of approximately $20.0 million during the fourth quarter, helping to produce positive cash flow from operations.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 2000 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Form 10-K for the year ended December 31, 1999.

                                 HUNTCO INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (unaudited, in thousands, except per share amounts)

                                         Nine Months           Three Months
                                     Ended September 30,   Ended September 30,
                                      2000        1999       2000       1999
                                     -------    -------     -------    ------
Net sales                           $231,595   $265,439    $ 66,313  $ 84,199

Cost of sales                        217,890    254,094      65,702    78,589
                                     -------    -------      ------    ------
Gross profit                          13,705     11,345         611     5,610

Selling, general and
 administrative expenses              13,063     14,786       4,098     4,578
                                     -------    -------      ------    ------
Income (loss) from operations            642     (3,441)     (3,487)    1,032

Interest, net                         (7,566)    (7,503)     (2,492)   (2,496)
                                     -------    -------      ------    ------
Loss before income taxes              (6,924)   (10,944)     (5,979)   (1,464)

Benefit for income taxes              (2,400)    (3,772)     (2,049)     (517)
                                     -------    -------      ------    ------
Net loss before
 extraordinary item                   (4,524)    (7,172)     (3,930)     (947)

Extraordinary item, net of tax          -        (2,644)       -          -
                                     -------    -------      ------    ------
Net loss                              (4,524)    (9,816)     (3,930)     (947)

Preferred dividends                      150        150          50        50
                                     -------    -------      ------    ------
Net loss available
 for common shareholders            $ (4,674)  $ (9,966)    $(3,980)  $  (997)
                                     =======    =======      ======    ======

Earnings per common share (basic and diluted):
 Net loss before extraordinary item  $  (.52)   $  (.81)    $  (.45)   $ (.11)
 Extraordinary item, net of tax           -        (.30)         -        -
 Net loss                               (.52)     (1.11)       (.45)     (.11)

Weighted average
 common shares outstanding:
  Basic and diluted                    8,942      8,942       8,942     8,942


                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                    September 30, December 31,
                                                        2000         1999
                                                     ----------   -----------
                                                     (unaudited)   (audited)
ASSETS
Current assets:
 Cash                                                 $  1,140     $    414
 Accounts receivable, net                               33,408       41,835
 Inventories                                            70,447       77,832
 Other current assets                                    2,010        2,380
                                                      --------     --------
                                                       107,005      122,461

Property, plant and equipment, net                     118,803      123,548
Other assets                                            10,998       10,725
                                                      --------     --------
                                                      $236,806     $256,734
                                                      ========     ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $ 30,618     $ 43,279
 Accrued expenses                                        2,558        2,657
 Current maturities of long-term debt                      205          248
                                                      --------     --------
                                                        33,381       46,184
                                                      --------     --------

Long-term debt                                         104,187      105,470
Deferred income taxes                                     -           1,166
                                                      --------     --------
                                                       104,187      106,636
                                                      --------     --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)        4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                  53           53
   Class B (issued and outstanding, 3,650)                  37           37
 Additional paid-in-capital                             86,530       86,530
 Retained earnings                                       8,118       12,794
                                                      --------     --------
                                                        99,238      103,914
                                                      --------     --------
                                                      $236,806     $256,734
                                                      ========     ========